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                                                                    EXHIBIT 10.1



            AMENDMENT NO. 1 TO THE FIBREBOARD CORPORATION RESTATED
                  1988 EMPLOYEE STOCK OPTION AND RIGHTS PLAN


      1. Section 8(c) of the Fibreboard Corporation Restated 1988 Employee Stock Option and Rights Plan (the "Plan") has been amended to read as follows:

            "Each non-employee director serving as such on July 13, 1988 is awarded 2,000 restricted stock rights, which shall be forfeitable until the director serves three years from the date of this grant as a director, or, if sooner, until the occurrence of a Change of Control as described in Section 10(b), without regard to whether the Board adopts a resolution determining that no Change of Control has occurred. If the non-employee director resigns, is removed or is not re-nominated to the Board at the expiration of the director's term of office, a portion of the restricted stock rights will be nonforfeitable according to the number of whole years served as a non-employee director as follows: 40% of the restricted shares after one year; an additional 30% of the restricted shares after two years; and an additional 30% of the restricted shares after three years. Shares of Common Stock will be issued pursuant to the restricted stock rights when the restricted stock rights become nonforfeitable. In addition, each individual who becomes a non-employee director after April 7, 1994, during the term of this Plan, will automatically receive an award of 1,000 restricted stock rights effective as of the date on which such individual becomes a non-employee director, subject to the conditions set forth in this subparagraph."


      2. All other terms and provisions of the Plan shall remain in full force and effect.

      3.    The effective date of this Amendment No. 1 is April 7, 1994.